As filed with the Securities and Exchange Commission on February 7, 2005			Registration No. 333-[ ]

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

OSHKOSH B'GOSH, INC. (Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)		39-0519915 (I.R.S. Employer Identification No.)

112 Otter Avenue Oshkosh, Wisconsin (Address of Principal Executive Offices)		54901 (Zip Code)

OSHKOSH B'GOSH, INC. 2004 STOCK INCENTIVE PLAN (Full title of the plan)

MICHAEL L. HEIDER Vice President, Finance, Treasurer and Chief Financial Officer OSHKOSH B'GOSH, INC. 112 Otter Avenue Oshkosh, Wisconsin 54901		Copy to STEVEN R. DUBACK, ESQ. Quarles & Brady 411 East Wisconsin Avenue Milwaukee, Wisconsin 53202
(Name and address of agent for service)

(414) 231-8800 (Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Class A Common Stock, $.01 par value	1,350,000 shares	(2)	$25,852,500	$3,042.84

(1)  The Plan provides for the possible adjustment of the number, price and kind of shares granted or to be granted under the Plan in the event of certain capital or other changes affecting the Registrant's Common Stock. This Registration Statement therefore covers, an indeterminate number of additional shares that may become subject to the Plan by means of any such adjustment.

(2)   Pursuant to Rule 457(h), estimated solely for the purpose of computing the registration fee, based upon $19.15 per share, which is the average of the high and low sales prices of the Registrant's Class A Common Stock on January 31, 2005, as reported on the Nasdaq Stock Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information specified in Part I of Form S-8 (Items 1 and 2) will be sent or given to Plan participants as specified by Rule 428(b)(1) under the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by OshKosh B'Gosh, Inc. (the "Registrant") (Commission File No. 0-13365) with the Securities and Exchange Commission (the "Commission") pursuant to Section 13 of the Securities Exchange Act of 1934 (the "1934 Act") are incorporated herein by reference:

(a) The Registrant's Annual Report on Form 10-K for the fiscal year ended January 3, 2004;

(b) The Registrant's Quarterly Reports on Form 10-Q for the quarterly periods ended April 3, 2004, July 3, 2004 and October 2, 2004 and the Registrant's Current Reports on Form 8-K dated January 4, 2005, December 10, 2004, and November 1, 2004; and

(c) The Registrant's Current Report on Form 8-K dated October 25, 1995, including specifically the description of the Registrant's Common Stock in Item 5 thereof, filed for the purpose of updating the description of the Registrant's Common Stock under the 1934 Act, including any future amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4.  Description of Securities.

Not applicable. See Item 3(c) above.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 145(a) of the General Corporation Law of the State of Delaware (the "General Corporation Law") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

Section 145(b) of the General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 of the General Corporation Law further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under such Section 145.

Section 102(b)(7) of the General Corporation Law provides that a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders may eliminate or limit personal liability of members of its board of directors or governing body for violations of a director's duty of care. However, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty. The Registrant's Restated Certificate of Incorporation, as amended, contains such a provision.

Section 49 of the Registrant's Bylaws contains provisions that substantially parallel the indemnification provisions of the General Corporation Law and also covers certain securities law actions and procedural matters not dealt with in the General Corporation Law.

Certain directors and officers of the Registrant are parties to Indemnity Agreements with the Registrant providing essentially the same indemnification as the General Corporation Law and the Registrant's Bylaws and are also covered by directors' and officers' liability insurance under which they are insured (subject to certain exceptions and limitations specified in the policy) against expenses and liabilities arising out of proceedings to which they are parties by reason of being or having been directors or officers.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

See Exhibit Index following Signature page in this Registration Statement, which Exhibit Index is incorporated herein by reference.

Item 9.  Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Reference is made to the indemnification provisions referred to in Item 6 of this Registration Statement.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oshkosh, State of Wisconsin, on February 7, 2005.

OSHKOSH B'GOSH, INC.
By: /S/ MICHAEL L. HEIDER

Michael L. Heider
Vice President Finance, Treasurer and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Douglas W. Hyde, and Michael L. Heider, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Date: February 7, 2005	By:	/S/ DOUGLAS W. HYDE

Douglas W. Hyde
Chairman of the Board, Chief (Principal) Executive Officer and Director

Date: February 7, 2005	By:	/S/ DAVID L. OMACHINSKI

David L. Omachinski
Director

Date: February 7, 2005	By:	/S/MICHAEL L. HEIDER

Michael L. Heider
Vice President Finance, Treasurer, Chief (Principal) Financial Officer and Principal Accounting Officer

Date: February 7, 2005	By:	/S/ STEVE R. DUBACK

Steve R. Duback
Director

Date: February 7, 2005	By:	/S/ WILLIAM F. WYMAN

William F. Wyman
Director

Date: February 7, 2005	By:	/S/ PAUL A. LOWRY

Paul A. Lowry
Director

Date: February 7, 2005	By:	/S/ PHOEBE A. WOOD

Phoebe A. Wood
Director

Date: February 7, 2005		Shirley A. Dawe
Director

Date: February 7, 2005		Tamara L. Heim
Director

Date: February 7, 2005		Robert C. Siegel
Director

OSHKOSH B'GOSH, INC. (the "Registrant") (Commission File No. 0-13365)

EXHIBIT INDEX TO FORM S-8 REGISTRATION STATEMENT

Exhibit Number	Description	Incorporated Herein by Reference To	Filed Hereiwth

4.1	Restated Certificate of Incorporation of OshKosh B'Gosh, Inc.	Exhibit 3.1 to the Registrant's Form 10-K for the fiscal year ended December 28, 2002

4.2	Bylaws of OshKosh B'Gosh, Inc. (as amended through December 7, 2004)	Exhibit 3.2 to the Registrant's Form 8-K dated December 10, 2004

5.1	Opinion of Counsel		X

23.1	Consent of Independent Registered Public Accounting Firm		X

23.2	Consent of Counsel		Contained in Opinion filed as Exhibit 5

24.1	Powers of Attorney		Signature Page to this Registration Statement

99.1	OshKosh B'Gosh, Inc. 2004 Incentive Stock Plan		X